Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of reAlpha Tech Corp. and Subsidiaires (the “Company”) our report dated March 12, 2026, with respect to our audits of the consolidated financial statements of reAlpha Tech Corp. and Subsidiaries as of December 31, 2025 and 2024, which report appears by reference in the Prospectus, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We further consent to the reference to us under the caption “Experts” in such Prospectus.

/s/ GBQ Partners LLC

Columbus, Ohio

October 22, 2026